Exhibit 99.1

Jones Soda Co. Reports Third Quarter 2009 Results

SEATTLE--(BUSINESS WIRE)--November 5, 2009--Jones Soda Co. (the Company) (NASDAQ:JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the quarter ended September 30, 2009. The Company reported a net loss of $1.5 million, or ($0.06) per share, for the third quarter 2009, an improvement of 72% over the third quarter 2008 net loss of $5.3 million, or ($0.20) per share.

“Our third quarter bottom-line results show meaningful improvement over the same period last year and represent our best performance in the last nine quarters, underscoring the positive progress we have made during the past 12 months to streamline our business,” commented Joth Ricci, President & Chief Executive Officer.

Third Quarter Review

  Revenue decreased 18% to $7.2 million for the quarter ended September 30, 2009, compared to $8.7 million in the third quarter of 2008.
  Gross profit increased 57% to $1.5 million or 21% of sales for the quarter ended September 30, 2009, compared to $966,000, or 11% of sales in the corresponding period a year ago.
  Operating expenses decreased 51% to $3.0 million, compared to the corresponding period a year ago and were benefited by cost containment measures undertaken over the last year, including an additional reduction in workforce during the third quarter of approximately 30%.
  Cash used in operations during the quarter decreased significantly to $823,000, versus cash used in operations of $3.8 million during the prior year period.

“With emphasis on higher margin sales opportunities for our Jones Soda glass bottles along with the restructuring of our sales and marketing platform, we have been able to drive improved bottom-line results on planned lower case volumes,” continued Mr. Ricci. “Importantly, several new product extensions within our core glass business have performed well at retail, including Jones Jumble and Jones Refresco de Caña Pura. Additionally, our gross margin and operating expenses are both dramatically improved versus a year ago, and as a result, we significantly reduced our use of cash in the quarter.”

Mr. Ricci, concluded, “We are proud of our year-over-year performance and are encouraged by a number of recent distribution wins. With the upcoming launch of new packaging and products, we are striving to generate top-line momentum as we head into next year.”

Balance Sheet

As of September 30, 2009, the Company had cash and cash-equivalents of approximately $6.1 million and working capital of $11.3 million. Cash used in operations during the nine months ended September 30, 2009 totaled $6.2 million, of which $823,000 was used in the quarter ended September 30, 2009. The Company traditionally uses more cash in the first half of the year as inventory is built to support the historically seasonally-stronger shipping months of April through September, and expects the amount of cash used by operating activities to decrease in the second half of the year as receivables generated during its stronger shipping months are collected. As of September 30, 2009, inventories were $3.9 million compared to $6.8 million as of September 30, 2008; the $3.9 million does not include the long term portion of GABA raw materials purchased in conjunction with the Company’s Pharma GABA supply agreement which is classified in other assets.

Conference Call

The Company will discuss its results for the quarter ended September 30, 2009 and its business outlook on its scheduled conference call today, November 5, 2009 at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda Web site at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until September 2010.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. ® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda™, Jones 24C™, Jones GABA®, Jones Organics™, Jones Naturals® and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our expectations concerning cash to be used by operating activities and the receivables to be collected in the second half of the year. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its inability to achieve levels of revenue and cost reductions that are adequate to support its capital and operating requirements in order to continue as a going concern; its inability to generate sufficient cash flow from operations, or to obtain funds through additional financing or other strategic alternatives, to support its business plan; the impact of the global economic crisis, which has continued to have a greater than expected impact on the Company's business; its inability to increase points of distribution for its existing Jones GABA product or to successfully innovate new GABA products and product extensions; its inability to establish distribution arrangements with distributors, retailers or national retail accounts; its inability to maintain relationships with its co-packers; its inability to maintain a consistent and cost-effective supply of raw materials; its inability to receive returns on its trade spending and slotting fee expenditures; its inability to maintain brand image and product quality; its inability to protect its intellectual property; the impact of current and future litigation; and its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed in 2009 with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data) (Unaudited - $US)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$7,156	$8,684	$21,710	$29,787
Cost of goods sold	5,643	7,718	16,696	23,918

Gross profit	1,513	966	5,014	5,869

Gross profit %	21.1%	11.1%	23.1%	19.7%

Licensing revenue	19	43	70	152

Operating expenses:
Promotion and selling	1,590	3,481	6,151	9,967
General and administrative	1,446	2,724	5,006	7,809

	3,036	6,205	11,157	17,776

Loss from operations	(1,504)	(5,196)	(6,073)	(11,755)
Other (expense) income, net	(65)	66	(65)	301

Loss before income tax	(1,569)	(5,130)	(6,138)	(11,454)
Income tax benefit (expense)	87	(130)	88	(392)

Net loss	$(1,482)	$(5,260)	$(6,050)	$(11,846)

Net loss per share, basic and diluted	$(0.06)	$(0.20)	$(0.23)	$(0.45)
Weighted average common shares outstanding:
Basic and diluted	26,454,729	26,354,177	26,455,293	26,324,270

	Three Months Ended September 30,		Nine Months Ended September 30,

288-ounce equivalent case sales:	2009	2008	2009	2008

Finished products case sales	538,500	712,300	1,691,800	2,416,200
Concentrate case sales	317,600	314,700	685,800	1,365,800

Total case sales	856,100	1,027,000	2,377,600	3,782,000

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) ($US)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,081	$11,736
Short-term investments	125	890
Accounts receivable	3,622	2,428
Inventory	3,929	5,654
Prepaid expenses and other current assets	974	1,410
Total current assets	14,731	22,118
Deferred income tax asset	112	98
Fixed assets	1,443	2,099
Other assets	1,884	—
Total assets	$18,170	$24,315

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,183	$1,469
Accrued liabilities	2,034	2,788
Taxes payable	60	34
Note payable, current portion	125	—
Capital lease obligations, current portion	—	153
Total current liabilities	3,402	4,444
Note payable	235	—
Capital lease obligations	—	321
Long term liabilities - other	59	75
Commitments and contingencies
Shareholders’ equity
Common stock, no par value:
Authorized: 100,000,000 Issued and outstanding: 26,454,949 and 26,460,409 shares, respectively	43,925	43,924
Additional paid-in capital	5,631	5,044
Accumulated other comprehensive income (loss)	382	(79)
Accumulated deficit	(35,464)	(29,414)
Total shareholders’ equity	14,474	19,475
Total liabilities and shareholders’ equity	$18,170	$24,315

CONTACT:
Jones Soda Co.
Jonathan J. Ricci, Chief Executive Officer
206-624-3357
jricci@jonessoda.com
Michael R. O’Brien, Chief Financial Officer
206-624-3357
mobrien@jonessoda.com
or
ICR, Inc.
Chad Jacobs / Brendon Frey, 203-682-8200
Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com